THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES PURCHASE AGREEMENT (AS DEFINED).

June __, 2008
New York, New York
N-___

8% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, ARDMORE HOLDING CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to________________________________ ____________________________________, or its permitted assigns (the “Holder”), except to the extent previously converted as provided herein, on December __, 2009 or as otherwise earlier provided herein (the “Maturity Date”), the sum of _____________________Dollars ($_________), together with simple interest at the rate of eight percent (8%) per annum. After the Maturity Date, interest on the outstanding principal amount shall be payable on the last day of each month at the rate of 15% per annum. Interest shall be calculated on the basis of a 365 day year on the number of days actually elapsed. All payments in cash hereunder shall be made in U.S. dollars and in immediately available funds, and payments shall be applied first to charges and expenses owed hereunder, next, to interest payable hereunder, and then to the principal amount outstanding hereunder. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

This Note has been issued pursuant to the Amended and Restated Securities Purchase Agreement dated as of May 12, 2008 between the Company and the original Holder, as amended (the “Securities Purchase Agreement”), and shall be governed by the terms thereof. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Securities Purchase Agreement.

ARTICLE I
CONVERSION RIGHTS

The Holder shall have the right to convert the principal amount due under this Note into shares of Common Stock, as set forth below.

1.1  Conversion into Common Stock.

(a) The Holder shall have the right, from and after the date of the issuance of this Note and until such time as this Note is fully paid, to convert all or any portion of the outstanding unpaid principal amount of this Notes into the number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing the (A) sum of (i) principal amount being converted and (ii) the unpaid interest that has accrued through the Conversion Date (as defined) on the principal amount to be converted, by (B) the Conversion Price (as defined). The Company shall issue and deliver to the Holder within five Business Days from the Conversion Date (such fifth business day being the “Delivery Date”) certificates evidencing that number of shares of Common Stock into which of the Note (or any portion thereof) has been converted. The term “Conversion Date” means the Business Day (or if such day is not a Business Day, then the next such day which is a Business Day) on which the Company receives (x) this Note duly endorsed for transfer and (y) the properly completed notice of conversion, substantially in the form annexed hereto.

(b) Subject to adjustment as provided in Section 1.1(c) hereof, the conversion price per share shall be $ 1.08 (the “Conversion Price”).

(c) The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion, shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i) Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (A) effect a reorganization, (B) consolidate with or merge into any other person or (C) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in this Article I, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or other securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property, including cash (collectively, the “Other Securities and Property”), to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 1.1(c)(iv).

(ii) Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and Property by the Holder of this Note after the effective date of such dissolution to a bank or trust company (a “Trustee”) having its principal office in New York, New York, as trustee for the Holder.

(iii) Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Article I, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and Property receivable on the conversion of this Note after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities and Property, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note. In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article I, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 1.1(c)(ii).

(iv) Extraordinary Events Regarding Common Stock. In the event that the Company shall (A) issue additional shares of Common Stock as a dividend or other distribution on its outstanding Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock the Holder would have owned or been entitled to receive after the occurrence of any of the events described in this Section 1.1(c)(iv) had this Note been converted immediately prior to such event. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein.

(v) Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities and Property) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities and Property) issued or sold or deemed to have been issued or sold, (B) the number of shares of Common Stock (or Other Securities and Property) outstanding or deemed to be outstanding, and (C) the Conversion Price and the number of shares of Common Stock to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and the Company’s transfer agent.

1.2 Partial Conversion. Upon partial conversion of this Note, a new Note containing the same provisions of this Note and dated the date of original issuance of the issuance of this Note shall be issued by the Company to the Holder for the remaining unconverted principal balance of this Note.

1.3 Issuance of Common Stock Upon Conversion of Note. Upon the conversion of this Note or any portion thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Company’s transfer agent shall issue stock certificates in the name of Holder in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Common Stock. The Holder, by its acceptance of this Note, acknowledges that such certificates, except as otherwise permitted by the Registration Rights Agreement or the Securities Purchase Agreement, will contain a legend restricting the resale or transferability of such shares, as more fully provided for therein.

1.4 Reservation of Common Stock. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of this Note in full. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

1.5 Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time (including pursuant to the Warrants), the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time.

ARTICLE II
EVENTS OF DEFAULT

The entire unpaid principal amount of this Note, together with the interest thereon, shall, at the option of the Holder made by demand on the Company, become immediately due and payable, without presentment, dishonor or notice of dishonor, all of which hereby are expressly waived, upon the occurrence of any of the following events (each an “Event of Default”):

2.1 Failure to Pay Principal or Interest. The Company fails to make any payment due under this Note, as and when due and payable.

2.2 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against the Company are not dismissed within fifteen (15) days of initiation.

2.4 Delisting. The Common Stock is delisted from the OTC Bulletin Board or such other exchange or interdealer marketplace on which the Common Stock is listed for trading or quoted.

2.5 Failure to Deliver Common Stock or Replacement Note. The Company’s failure to deliver Common Stock to the Holder pursuant to this Note or a replacement Note a contemplated by Section 1.2, in each case more than ten Business Days after the Delivery Date.

2.7 Reservation Default. The Company fails to reserve for issuance the number of shares of Common Stock issuable upon conversion of this Note.

ARTICLE III
MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. (a) All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.

(b) Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(1) If to the Company:

Ardmore Holding Corporation
c/o Tianjin Yayi Industrial Co., Ltd.
XingGuang Road No. 9
Northern Industrial Park of Zhongbei,
XiQing, District
Tianjin City, China 300201
Attn.: Chief Executive Officer
Fax: 022-27984358

With a copy to:

Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, NY 10036
Attn: Jeffrey A. Rinde, Esq.
Fax: (212) 751-0928

(2) If to the Holder, to the one or more addresses and telecopier numbers appearing in the Company’s books and records as of the date this Note is issued or as indicated from time to time by notice delivered to the Company by or on behalf of the Holder by its duly authorized representative or counsel.

 3.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

 3.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its permitted successors and assigns.

 3.5 Cost of Collection. If default is made in the payment of this Note, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

 3.6 Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

 3.7 Pre-Payment; Redemption. Subject to the effectiveness of the Registration Statement (as defined in the Securities Purchase Agreement and the Registration Rights Agreement executed in connection therewith), the Company shall have the option to pre-pay the Notes at 110% of the principal amount then outstanding upon sixty (60) days prior written notice. During such notice period, the Holder shall have the right to convert any portion hereof. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Securities Purchase Agreement.

 3.8 Stockholder Status. The Holder shall not have rights as a stockholder of the Company with respect to unconverted portions of this Note. However, the Holder will have all the rights of a stockholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Company.

3.9 Entire Agreement. This Note, the Securities Purchase Agreement and the other Transaction Documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Note and the Securities Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. In the event of a conflict between this Note and the Securities Purchase Agreement, the terms of the Securities Purchase Agreement shall be controlling.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by an authorized officer on the date set forth above.

ARDMORE HOLDING CORPORATION

By:
Jeff D. Jenson, President

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal amount of this Note and the interest that has accrued with respect thereto into shares of Common Stock of ARDMORE HOLDING CORPORATION according to the conditions set forth in the Note.

Date of this Conversion Notice:	______________________
Conversion Price:	______________________
Common Stock To Be Delivered:	______________________
Signature:*	_________________________________
Print Name:	_________________________________
Address:	_________________________________ _________________________________ _________________________________

* Signature should appear as the name of the payee appears on the face of the Note and such name should be printed underneath the signature.